Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the MSN Holdings, Inc. 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our report dated February 13, 2004, except with respect to the matters discussed in Note 19, as to which the date is March 3, 2004, with respect to the consolidated financial statements and schedule of Medical Staffing Network Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended December 28, 2003.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida

March 4, 2004